Exhibit 10.1

Peoples State Bank

Focus Rewards Plan for Executive Officers

The Focus Rewards Plan for Executive Officers provides an annual cash incentive opportunity for executive officers of PSB Holdings, Inc. in their capacities as Bank officers.  Incentive compensation is determined under a formula that derives 20% of the incentive compensation amount from achievement of certain specific Bank-wide financial and non-financial goals, 60% of the incentive compensation amount from the achievement of the Bank’s net income target, and 20% of the incentive compensation amount from the Bank’s return on equity when compared against a peer group of publicly reporting banks.  The peer group is made up of publicly reporting banks and thrifts in the United States with assets between $500 million and $1 billion, as reported by SNL Securities.

The following table illustrates the potential incentive compensation, which is a percentage of a the Bank officer’s base salary, under two scenarios.  Achievement of only some of the goals, but not others, would result in incentive compensation amounts falling between these two examples.  Incentive compensation is paid in cash following the determination of results under the plan for the preceding fiscal year.

	All Specific Bank-wide Goals and
	Peer Return on Equity Goal Achieved
% of Bank Budgeted	% of Bank Budgeted Net Income Actually Achieved
Net Income Actually Achieved	< 95%	95%	96%	97%	98%	99%	100%
	Incentive Compensation as a Percentage of Base Salary
	4.00%	7.00%	7.60%	8.20%	8.80%	9.40%	10.00%
102.5%							12.50%
105.0%							16.00%
107.5%							20.00%
110.0%							25.00%
112.5%							30.00%

	No Specific Bank-wide Goals Achieved
	and Peer Return on Equity Goal Not Achieved
% of Bank Budgeted	% of Bank Budgeted Net Income Actually Achieved
Net Income Actually Achieved	< 95%	95%	96%	97%	98%	99%	100%
	Incentive Compensation as a Percentage of Base Salary
	0.00%	3.00%	3.60%	4.20%	4.80%	5.40%	6.00%
102.5%							7.50%
105.0%							9.60%
107.5%							12.00%
110.0%							15.00%
112.5%							18.00%